Exhibit 4.2

Subscription Agreement

This SUBSCRIPTION AGREEMENT (the “Subscription Agreement”) is dated as of March 19, 2019 by and between HC Government Realty Trust, Inc., a Maryland corporation (the “Company”), and the undersigned (the “Investor”), and provides as follows:

RECITALS

A.           The Company is offering up to 300,000 shares of its common stock (the “Common Stock”) for an offering price of $10.00 per share with a maximum aggregate offering amount of $3,000,000 (the “Maximum Offering Amount”). The offering of the Common Stock is referred to herein as the (“Offering”).

B.           The Investor wishes to purchase, and the Company wishes to issue and sell to the Investor, on the date hereof ______ shares of the Common Stock (the “Acquired Shares”) for aggregate purchase price of $______ (the “Purchase Price”).

C.           The rights, privileges and obligations pertaining to ownership of shares of the Common Stock are governed by the Company’s Articles of Incorporation, as amended or supplemented (“Charter”) and Amended and Restated Bylaws (“Bylaws”). The Charter and Bylaws are referred to collectively as the “Organic Documents.” Copies of the Charter and Bylaws are attached hereto as Exhibits A-1 and A-2.

NOW, THEREFORE, in consideration of the foregoing and the promises and covenants contained in this Subscription Agreement, the Company and Investor hereby agree as follows:

1.           Issuance of Common Stock. The Company hereby agrees to issue to Investor, and Investor hereby agrees to acquire the Acquired Shares in exchange and consideration for Investor’s payment of the Purchase Price to the Company. As of the date hereof, upon payment of the Investor’s subscription price, the Company shall promptly issue the Acquired Shares to the Investor in book-entry only format and the Investor’s subscription funds shall be immediately available to the Company for its business purposes.

2.           Payment of Purchase Price. Concurrently with execution and delivery of this Subscription Agreement, Investor shall deliver its Purchase Price to the Company in immediately available funds.

3.           Representations and Warranties of Investor. Investor represents and warrants to the Company that:

(a)           This Subscription Agreement has been duly authorized, executed, and delivered by the Investor and constitutes the Investor’s legal, valid, and binding obligation enforceable in accordance with its respective terms, except as enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors' rights generally or by general principles of equity. The Investor is a corporation, limited liability company, limited partnership or other legal entity that has all requisite power and authority (corporate or otherwise) to execute and deliver this Subscription Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(b)           The Investor is acquiring the Acquired Shares for the Investor’s own account for investment and not with a view to resale or distribution. The Investor understands that the Acquired Shares have not been, and will not be, registered under the Securities Act of 1933, as amended (the “1933 Act”), by reason of a specific exemption from the registration provisions of the 1933 Act that depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Investor’s representations and warranties as expressed herein. The Investor has not been formed solely for the purpose of acquiring the Acquired Shares.

(c)           The Investor: (i) has been furnished all agreements, documents, records and books that the Investor has requested relating to an investment in the Acquired Shares; and (ii) has been given the opportunity to ask questions of, and receive answers from, the Company concerning the terms and conditions of the Offering, the Common Stock, the Company and its business and to obtain such additional information that was otherwise provided, and it has not been furnished any other literature relating to the Offering, the Common Stock, the Company or its business.

(d)           The Investor recognizes (i) that purchase of the Acquired Shares involves a high degree of risk and has taken full cognizance of and understands such risks, (ii) that all information provided by the Company relating to its use of proceeds, and other information which is not of an historical nature represents only the Company’s good faith assessment of its future expenses, revenues, and operations, as applicable, and is based upon assumptions which the Company believes are reasonable, although no assurance exists that such forecasts and assumptions will be fulfilled, and (iii) that the Company has relied on the representations of the Investor as set forth in this Section in determining materiality for purposes of satisfying the disclosure obligations of the Company and in determining the availability of exemptions from registration requirements under federal and state securities laws.

(e)           The Investor fully understands and agrees that the Investor must bear the economic risk of the purchase of the Acquired Shares for an indefinite period of time because, among other reasons, the Acquired Shares have not been registered under the 1933 Act, or the securities laws of any state, and therefore cannot be sold, pledged, assigned or otherwise disposed of unless they are subsequently registered under the 1933 Act and applicable state securities laws or an exemption from such registration is available.

(f)           The Investor (i) can bear the risk of losing the entire investment; (ii) has overall commitments to other investments which are not readily marketable that are not disproportionate to his, her or its net worth and the investment in the Acquired Shares will not cause such overall commitment to become excessive; (iii) has adequate means of providing for current needs and personal contingencies and has no need for liquidity in the investment in the Acquired Shares; and (iv) has sufficient knowledge and experience in financial and business matters such that it is capable, either alone, or together with one or more advisors, of evaluating the risks and merits of investing in the Acquired Shares.

(g)           The Investor has not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Investor, any liability for brokerage or finder’s fees or agent’s commissions or any similar charges in connection with this Subscription Agreement.

(h)           The Investor acknowledges that the Investor must depend entirely upon his, her or its own personal advisors for tax advice concerning an investment in the Company, that the Company has not provided any information on tax matters, and that any information provided to or it by, or on behalf of, the Company is not to be construed as tax advice to it from counsel to the Company. The Investor will rely solely on his, her or its own personal advisors and not on any statements or representations of the Company or any of its agents and understands that the Investor (and not the Company) shall be responsible for the Investor’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Subscription Agreement.

(i)           The Investor accepts the terms of the Company’s Organic Documents.

(j)           The representations and warranties made in this Section, and all other information that the Investor has provided to the Company, either directly or indirectly, concerning the Investor’s financial position and knowledge of financial and business matters, is correct and complete as of the date hereof.

(k)           The Investor qualifies as an "Accredited Investor" as such term is defined under Rule 501 of Regulation D promulgated under the 1933 Act.

(l)           Neither the Investor nor, to the extent it has them, any of its equity owners who own 20% or more of the outstanding equity of Investor, (collectively with the Investor, the “Investor Covered Persons”), are subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act, except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3); provided, however that if an Investor Covered Person is subject to a Disqualification Event covered by Rule 506(d)(2)(i) then Investor shall have provided the Company with such information as necessary to make the required disclosure regarding the applicable Disqualification Event under Rule 506(e). The Investor has exercised reasonable care to determine whether any Investor Covered Person is subject to a Disqualification Event. The purchase of the Acquired Shares by the Investor will not subject the Company to any Disqualification Event.

4.           The Company hereby represents and warrants to Investor that, as of the date hereof:

(a)           it is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland;

(b)           it has full power and authority to execute and deliver, and to perform its obligations under, this Subscription Agreement and the consummation by it of the transactions contemplated hereby has been duly authorized by all necessary action on its part;

(c)           this Agreement has been duly and validly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws;

(d)           the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time or both, (i) violate any provision of law, statute, rule or regulation to which the Company is subject, (ii) violate any order, judgment or decree applicable to it, or (iii) conflict with or result in a breach or default under any term or condition of the Organic Documents or any agreement or other instrument to which it is a party or by which it is bound;

(e)           no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on part of the Company is required in connection with the consummation of the transactions contemplated by this Subscription Agreement, except for such filings required pursuant to applicable federal and state securities laws;

(f)           as of the closing of this Subscription Agreement and immediately after the transactions contemplated to occur concurrently herewith, the authorized capital stock of the Company shall consist of (i) 750,000,000 shares of Common Stock, par value of $0.001 per share, of which 2,525,457 shares are issued and outstanding, (ii) 400,000 shares of 7.00% Series A Cumulative Convertible Preferred Stock, par value of $0.001 per share, of which 144,500 shares are issued and outstanding, and (iii) 2,050,000 shares of 10.00% Series B Cumulative Convertible Preferred Stock, par value of $0.001 per share, of which 1,050,000 shares shall be issued and outstanding. All such issued and outstanding shares have been duly authorized and validly issued and have been offered, issued, sold, and (assuming the truth and accuracy of the representations and warranties of Investor herein) delivered by the Company in compliance with applicable federal and state securities laws. Other than the Organic Documents, the Company is not party to, or otherwise bound by, any agreement affecting the voting of any of its capital stock;

(h)           the Acquired Shares issued hereunder will, upon issuance, be validly issued, fully paid and nonassessable, free and clear of any liens or other encumbrances (other than restrictions under securities laws), free of preemptive rights and rights of first refusal and (assuming the truth and accuracy of the representations and warranties of Investor herein) the issuance of the Acquired Shares hereunder shall be exempt from registration under the Securities Act and any applicable state securities laws.

5.           Survival; Indemnification.

(a)           The representations and warranties of Investor contained in Section 3 of this Subscription Agreement shall survive the closing of the purchase and sale of the Acquired Shares.

(b)           Investor hereby agrees to indemnify, defend and hold harmless the Company and its shareholders, officers, directors, affiliates, external managers and advisors from any and all damages, losses, liabilities, costs and expenses (including reasonable attorneys' fees) that they may incur by reason of Investor’s failure to fulfill all of the terms and conditions of this Subscription Agreement or by reason of the untruth or inaccuracy of any of the representations, warranties or agreements contained herein or in any other documents Investor has furnished to any of the foregoing in connection with the transactions described herein. This indemnification includes, but is not limited to, any damages, losses, liabilities, costs and expenses (including reasonable attorneys' fees) incurred by the Company, and all of its respective shareholders, officers, directors, affiliates, external managers or advisors defending against any alleged violation of federal or state securities laws that is based upon or related to any untruth or inaccuracy of any of the representations, warranties or agreements contained herein or in any other documents Investor has furnished in connection with this transaction.

6.           Applicable Law; Venue. This Subscription Agreement shall be construed in accordance with, and governed by, the laws of the State of MARYLAND without reference to the choice of law principles of any jurisdiction. THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY CONSENT TO THE EXCLUSIVE JURISDICTION OF A COURT OF COMPETENT JURISDICTION SARASOTA COUNTY, FLORIDA IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND AGREE NOT TO COMMENCE ANY SUIT, ACTION OR PROCEEDING RELATING THERETO EXCEPT IN SUCH COURTS. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT.

7.           Binding Effect. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of, the parties and their heirs, executors, administrators, successors, legal representatives, and assigns.

8.           Notice. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given three days after the date mailed when mailed by registered or certified mail, postage prepaid, or the next business day if sent by special courier such as Federal Express (except that notice of change of address shall be deemed given only when received), to the address shown on the signature pages hereto, in the case of Investor, and HC Government Realty Trust, Inc., 1819 Main Street, Suite 212, Sarasota, FL 34236, attn.: Chief Executive Officer, in the case of the Company, or to such other names or addresses as the Company or the Investor, as the case may be, shall designate by notice to the other party in the manner specified in this Section 7.

9.           Severability. If any provision of this Subscription Agreement or its application to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provisions or applications of this Subscription Agreement that can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable the invalid or unenforceable provision in any other jurisdiction or under any other circumstance.

10.           Entire Agreement. This Subscription Agreement (including all exhibits, appendices and schedules) and the Organic Documents, constitute the entire agreement by and between the parties pertaining to the subject matter hereof and supersede all prior and contemporaneous understandings of the parties.

11.           Variation in Pronouns. All pronouns shall be deemed to refer to masculine, feminine, neuter, singular, or plural, as the identity of the person or persons may require.

12.           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

13.           Legal Counsel; Potential Conflicts. This Subscription Agreement has been prepared by Kaplan Voekler Cunningham & Frank, PLC, as counsel to the Company (“Counsel”), after full disclosure of its representation of the Company and with the consent and direction of the Company and the Investor. The Investor has reviewed the contents of this Subscription Agreement, and fully understand its terms. The Investor acknowledges that it is fully aware of its right to the advice of counsel independent from that of the Company, and that it understands the potentially adverse interests of the parties with respect to this Subscription Agreement. The Investor further acknowledges that no representations have been made with respect to the tax or other consequences of this Subscription Agreement and any acquisition of the Common Stock, to any individual Investor and that it has been advised of the importance of seeking independent counsel with respect to such consequences. By executing this Subscription Agreement the Investor represents that it has, after being advised of the potential conflicts among the Investor and the Company with respect to the future consequences of this Subscription Agreement, an investment in the Common Stock either consulted independent legal counsel or elected, notwithstanding the advisability of seeking such independent legal counsel, not to consult such independent legal counsel.

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IN WITNESS WHEREOF, this Subscription Agreement has been duly executed by the Company and the undersigned Investor or its duly authorized officer, as the case may be, as of the date first written above.

INVESTOR:	[Investment Entity(ies)]

By:
Name:
Title:

Taxpayer Identification Number

Address:

ACCEPTED BY THE COMPANY:	HC GOVERNMENT REALTY TRUST, INC.

By:
Name:
Title:

EXHIBIT A-1

CHARTER
(see attached)

EXHIBIT A-2

BYLAWS
(see attached)